Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT dated as of this 23rd day of November, 2011, by and between Minntech Corporation, a Minnesota corporation (“Minntech” or the “Company”) and Roy K. Malkin (the “Employee”).

Introduction

Employee and the Company are parties to a Severance Agreement effective as of January 1, 2010 (the “Severance Agreement”) and desire to terminate the Severance Agreement and enter into a new employment agreement on the terms and conditions set forth herein.  The Company is a wholly-owned subsidiary of Cantel Medical Corp., a Delaware corporation (“Cantel”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is hereby agreed by and between the Company and Employee as follows:

1.             Engagement and Term.  The Company hereby employs Employee and Employee hereby accepts such employment by the Company on the terms and conditions set forth herein, for the period commencing on December 1, 2011 (the “Effective Date”) and ending, unless sooner terminated in accordance with the provisions of Section 4 hereof, on January 5, 2014 (the “Employment Period”).

2.             Scope of Duties.  Employee will be employed by the Company as a Senior Advisor.  Employee’s responsibilities will be comprised of providing advice to and working on special projects assigned by senior executives of the Company as well as the President and CEO of Cantel.  Employee agrees to perform the duties associated with his employment to the best of his abilities, and shall faithfully devote his business time (subject to the limitations described herein) and efforts so as to advance the best interests of the Company.  Employee may serve on the board of directors of other companies and provide part time services to other companies so long as they are not competitors of the Company or otherwise violate the Amended and Restated Confidentiality and Non-Competition Agreement of even date herewith (the “Confidentiality Agreement”) and such activities do not materially interfere with Employee’s duties hereunder.  There is no restriction on where Employee may reside.  In no event will Employee be obligated to provide services to the Company hereunder for more than (i) 30 hours a week during the period commencing on the Effective Date and ending December 31, 2012 (the “Initial Year”) or (ii) 10 hours a week during the period commencing January 1, 2013 and ending January 5, 2014 (the “Second Year”).

3.             Compensation.

3.1.          Base Salary.  In respect of services to be performed by Employee during the Employment Period, the Company agrees to pay Employee a base salary (“Base Salary”) at the rate of $430,000 per year during the Initial Year and at the rate of $100,000 per year during the Second Year.  The Base Salary shall be payable at such regular times and intervals as the Company customarily pays its employees from time to time, but in no event less frequently than

Execution Copy

every second week.  Employee acknowledges that he will not be participating in the Company’s MICP, Cantel’s Annual Incentive Compensation or in any other compensation plan of the Company or Cantel.  For so long as Employee is qualified to receive benefits under the Company’s disability insurance program, amounts paid to Employee will be offset against Base Salary payments payable under this Section 3.1.  The Company will have no right whatsoever to withhold payments of Base Salary other than in connection with a termination of this Agreement by the Company for cause under Section 4.2.

3.2.          Equity Compensation.

3.2.1.       Employee acknowledges that he will not be considered for any new stock options, restricted stock awards or any other equity awards under Cantel’s 2006 Equity Incentive Plan (the “2006 Plan”) or under any other benefit plan of Cantel or the Company.  All stock options and restricted stock currently held by Employee under the 2006 Plan will continue to vest in accordance with their respective terms; provided, however, that if Employee retires prior to the end of the Employment Period, the vesting of the stock options will accelerate in full.  In all events, the expiration date of the stock options shall remain the original term thereof.

3.2.2.       Subject to (i) Employee’s timely filing of a duly executed “Release of All Claims” substantially in the form attached hereto as Exhibit A (the “Release”) in accordance with Section 6 below, (ii) such Release becoming effective and irrevocable in accordance with its terms not later than sixty (60) days after Employee’s termination of employment, any and all shares of restricted stock held by Employee on January 5, 2014 will automatically vest (shares will no longer be subject to risk of forfeiture) on January 5, 2014 or, in the event Employee’s employment is terminated prior to January 5, 2014 by the Company without cause (i.e., for no reason or for a reason outside the scope of Section 4.1 and 4.2), on the termination date.  If Employee’s employment is terminated for cause or if Employee retires prior to January 5, 2014 or if the conditions under clauses (i) and (ii) have not been satisfied as required, then on the date of termination he shall immediately forfeit all restricted stock that has not yet vested and for which the risk of forfeiture has not lapsed.

3.2.3.       In the event of a termination of Employee’s employment hereunder due to Employee’s death prior to the full vesting of stock options and restricted stock then held by Employee, all of Employee’s stock options and restricted stock awards will automatically vest as of the date of such termination.

3.3.          Other Benefits.

3.3.1.       During the Employment Period, Employee shall be entitled to participate in all health, insurance and other benefit plans applicable generally to employees of the Company on the same basis as such employees provided he is eligible under the terms of such plans to remain a participant thereof. If Employee becomes ineligible under the terms of a Company medical or dental plan to continue participating in such plan during the Employment Period, then if Employee is eligible for and properly elects Continuation Coverage for himself and/or one or more qualified beneficiaries (as defined in ERISA Section 607(3)) under the

Company’s medical plan, the Company shall pay 80% of the premiums for such Continuation Coverage during the balance of the Employment Period (or such shorter period during which Employee is eligible for Continuation Coverage).   In the event that during the Employment Period Employee becomes ineligible for such Continuation Coverage, the Company agrees to reimburse Employee (or pay the premiums) for alternate medical and/or dental insurance coverage obtained by Employee up to a maximum of $1,100 per month through the end of the Employment Period.  At all times during the Employment Period, Employee will have the right, upon not less than 30 days’ notice given to the Company, to elect to withdraw from the Company’s medical and dental plans (whether or not receiving benefits under Continuation Coverage).  If Employee makes such election and secures alternative medical and/or dental insurance coverage, then the Company agrees, to reimburse Employee for the cost of such insurance up to a maximum aggregate amount of $1,100 per month through the end of the Employment Period. Employee acknowledges that all payments or reimbursements made by the Company hereunder will be subject to receipt of appropriate invoices, receipts or other documentation from Employee reasonably requested by the Company and will constitute taxable income of Employee to the extent required by law.  Upon expiration of the Employment Period, the Company will have no obligation to pay any portion of Employee’s health or dental benefits, whether through Continuation Coverage or otherwise.

3.3.2.       During the Employment Period, Employee shall be entitled to participate in all life insurance plans applicable generally to employees of the Company on the same basis as such employees. If Employee becomes ineligible under the terms of a Company life insurance plan to continue participating in such plan during the Initial Year, then if Employee is eligible for and properly elects Continuation Coverage for himself under the Company’s life insurance plan, the Company shall pay 100% of the premiums for such Continuation Coverage during the balance of the Employment Period (or such shorter period during which Employee is eligible for Continuation Coverage.  Employee acknowledges that all payments by the Company hereunder will constitute taxable income of Employee to the extent required by law. Upon expiration of the Employment Period, the Company will have no obligation to pay any portion of Employee’s life insurance benefits, whether through Continuation Coverage or otherwise.

3.3.3.       During the Employment Period, Employee will be entitled to five (5) weeks’ paid PTO consistent with the Company’s PTO policy.  All vacations shall be scheduled at the mutual convenience of the Company and Employee.

3.3.4.       The Company will reimburse Employee for reasonable out-of-pocket expenses incurred in furtherance of the business of the Company (consistent with the Company’s expense reimbursement policy in effect from time to time) upon the presentation of appropriate receipts or vouchers therefor.  Such expenses shall include cell phone service (comparable to the benefit provided by Employee prior to the date hereof).

3.3.5.       During the Employment Period, Employee will be entitled to retain and use the laptop computer currently used by him and the Company shall provide IT support for such computer.  Following the Employment Period, Employee may retain the computer without charge (subject to the Company’s right to remove its confidential information).

3.5.6.       During the Initial Year, the Company will provide Employee with office space as mutually agreed.  Employee acknowledges that after January 1, 2012 he will no longer have use of his current office.

4.             Termination of Employment.  The provisions of Section 1 of this Agreement notwithstanding, this Agreement and Employee’s employment hereunder may be terminated in the manner and for the causes hereinafter set forth, in which event the Company shall be under no further obligation to Employee under this Agreement other than as specifically provided herein.

4.1.          In the event of the death of Employee, this Agreement shall immediately terminate. In such event, the Company shall pay to Employee’s legal representative, either in a lump sum or on the same basis as paid prior to Employee’s death (at the Company’s option), the Base Salary that otherwise would have been payable to Employee had he remained an employee of the Company during the three-month period following Employee’s death.  Except for such Base Salary, the acceleration of stock options and restricted shares under Section 3.2.3, and any other than payments and benefits accrued and due and payable to Employee prior to his death, the Company shall have no further obligation pursuant to this Section.

4.2.          If Employee (a) willfully discloses in a manner inconsistent with his duties hereunder material trade secrets or other material confidential information related to the business of the Company or otherwise willfully violates a covenant set forth in the Confidentiality Agreement; (b) willfully fails or refuses to carry out the business of the Company as lawfully directed or to substantially perform his duties with the Company after written demand for substantial performance is delivered to Employee by the CEO of Cantel, which demand specifically identifies the manner in which such officer believes that Employee has refused to carry out the Company’s business or not substantially performed his duties and which performance is not substantially corrected by Employee within thirty (30) days of receipt of such demand; (c) is convicted of, or shall have plead guilty or nolo contendere to, a felony or commits an act of dishonesty or moral turpitude, in the reasonable judgment of the Board of Directors of the Company; or (d) abuses alcohol, prescription drugs or controlled substances in a manner interfering with the performance of Employee’s duties hereunder, after receipt from the Company of written notice of such abuse, then the Company may, in addition to other rights and remedies available at law or equity, immediately terminate this Agreement upon written notice to Employee, with the “termination date” being the later of (i) the date of any such Company notice; or (ii) the expiration date of any relevant cure period.  Termination of Employee’s employment pursuant to the terms of this Section 4.2 shall be deemed for “cause.”

4.3.          In the event Employee’s employment shall be terminated for cause, then in such event, the Company shall have no further obligation under this Agreement to make any payments to Employee or to bestow any benefits on Employee after the termination date, other than payments and benefits accrued and due and payable to Employee prior to the termination date.

4.4.          In the event Employee’s employment hereunder is terminated by the Company without cause (i.e., for a reason outside the scope of Section 4.1 and 4.2), then, in addition to payments and benefits accrued and due and payable to Employee prior to the termination date, the Company shall continue payments to Employee of his Base Salary through January 5, 2014.  Except for the acceleration of stock options and restricted shares under Section 3.2.2, the foregoing shall be Employee’s exclusive right and remedy against the Company for compensation or severance under this Agreement in the event of such termination.

5.             Disclosure of Confidential Information, Assignment of Inventions, and Covenants Not to Compete. The Confidentiality Agreement, as amended, remains in full force and effect.

6.             Release.  In consideration of the Company’s promises and covenants and the performance thereof, Employee agrees that the accelerated vesting of the restricted stock under Section 3.2.2 above shall be conditioned on Employee’s release of the Company and all other persons named in the Release from any and all causes of causes of action that Employee has or may have against the Company or any such person before the effective date of the Release, other than a cause based on a breach hereof.  The Release shall be substantially in the form attached hereto as Exhibit A.  For the Release to be effective, Employee (or his representative or agent) must have provided a signed version of the Release to the Company and such Release shall have become effective and irrevocable by its terms within sixty (60) days after the termination date of Employment.

7.             Miscellaneous Provisions.

7.1.          The Severance Agreement is hereby terminated and null and void without any further effect whatsoever.  Notwithstanding anything to the contrary contained therein, no provisions of the Severance Agreement shall survive such termination.

7.2.          Section headings are for convenience only and shall not be deemed to govern, limit, modify or supersede the provisions of this Agreement.

7.3.          This Agreement is entered into in the State of Minnesota and shall be governed pursuant to the law of the State of Minnesota.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall continue to be fully effective.

7.4.          In any judicial or other proceedings in which Employee’s right to, or the amount of, benefits hereunder is disputed, the ultimate burden of proof shall be on the Company.

7.5.          Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Minneapolis, Minnesota by three arbitrators, one of whom shall be appointed by the Company, one of whom shall be appointed by Employee, and the third of whom shall be appointed by the first two arbitrators.  If either the

Company or Employee fails to appoint an arbitrator within 20 days of a request in writing by the other to do so, or if the first two arbitrators cannot agree on the appointment of a third arbitrator within 20 days after the second arbitrator is designated, then such arbitrator shall be appointed by the Chief Judge of the United States District Court located in the city of Minneapolis, Minnesota, or upon his failure to act, by the American Arbitration Association so as to enable the arbitrators to render an award within 90 days after the three arbitrators have been appointed.  Following the selection of arbitrators as set forth above, the arbitration shall be conducted promptly and expeditiously and in accordance with the rules of the American Arbitration Association.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Employee shall be entitled to seek specific performance of his right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement.

7.6.          The Company shall pay all reasonable out-of-pocket expenses, including reasonable legal fees and legal expenses, incurred by Employee in connection with any judicial or other proceeding, including any arbitration proceeding, to enforce this Agreement or to construe, determine, or defend the validity of this Agreement.  The Company shall pay (or reimburse Employee) for any such expense as soon as administratively practicable after Employee demonstrates evidence that such expense have been incurred and not later than thirty (30) days following Employee’s submission of such expenses to the Company with a request for reimbursement.

7.7.          This Agreement contains the entire agreement of the parties regarding this subject matter.  There are no contemporaneous oral agreements, and all prior understandings, agreements, negotiations and representations are merged herein.

7.8.          This Agreement may be modified only by means of a writing signed by the party to be charged with such modification.  Notwithstanding anything in this Agreement to the contrary, the Company expressly reserves the right to amend this Agreement, with Employee’s consent, to the extent necessary to comply with Code Section 409A, as it may be amended from time to time, and the regulations, notices and other guidance of general applicability issued thereunder.

7.9.          Notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed duly given upon receipt by the party to whom sent at the respective addresses set forth below or to such other address as any party shall hereafter designate to the other in writing delivered in accordance herewith:

If to the Company:

Minntech Corporation

c/o Cantel Medical Corp.

150 Clove Road

Little Falls, NJ  07424

United States

Attention: General Counsel

If to Employee:

Roy K. Malkin

4450 Weston Lane N

Plymouth, MN  55446

7.10.        This Agreement shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns, including, without limitation, any entity that may acquire all or substantially all of the Company’s assets and business or into which the Company may be consolidated or merged.  This Agreement may not be assigned by Employee.

7.11.        This Agreement may be executed in separate counterparts, including via facsimile, each of which shall constitute the original hereof.

7.12.        The execution and delivery of this Agreement by the Company has been authorized and approved by all requisite corporate action.

7.13.        Employee acknowledges and agrees that, other than this Agreement, any and all employment agreements, consulting agreements, severance agreements, change of control agreements, or similar agreements under which he (or any entity in which he controls or is a beneficial owner) and the Company are parties, are hereby terminated effective immediately and null and void without any further obligation or liability by or to either party.

IN WITNESS WHEREOF, the parties have set their hands as of the date first above written.

MINNTECH CORPORATION

By:	/s/ Andrew A. Krakauer
Name: Andrew A. Krakauer
Title: Acting President

/s/ Roy K. Malkin
Roy K. Malkin

EXHIBIT A
RELEASE OF ALL CLAIMS

This Release of All Claims (“Release”) has been signed by Roy K. Malkin (“Executive”) on the date indicated below.

Background

A.            Employee and Minntech Corporation (“Company”), a wholly-owned subsidiary of Cantel Medical Corp. (“Cantel”) previously entered into an Employment Agreement, dated as of November 23, 2011 (“Agreement”), which provides for the payment of benefits to Employee under certain circumstances following his Termination of Employment.

B.            Employee’s Employment with the Company terminated/will terminate on               , under circumstances that entitle him to payments under the Agreement, subject to the terms thereof.

C.            The Company’s obligations under the Agreement are contingent on Employee signing and providing this Release to the Company within 21 days after receiving it and allowing this Release to become effective as provided herein.

D.            As a condition of receiving benefits under the Agreement, Employee wishes to sign this Release.

In consideration of the premises and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee agrees as follows:

Release

1.             If Employee (i) signs and dates this Release and submits it to the Company not later than 21 days after it is provided to Employee, (ii) complies with the other requirements of this Release and the Agreement, and (iii) and does not provide written revocation of this Agreement to the Company within the seven-day revocation period referred to in Paragraph 8, the Company shall make the payments and pay the benefits required by the Agreement.

2.             In consideration of the Company’s payment obligations under this Agreement, Employee releases and discharges the Company and Cantel, all of their respective past and/or present divisions, affiliates, officers, directors, shareholders, partners, trustees, employees, agents, representatives, administrators, attorneys, insurers, fiduciaries, successors, and assigns, in their individual and/or representative capacities (hereinafter collectively referred to as “Released Persons”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, and demands of any kind whatsoever (“Claims”) that Employee and/or his heirs, executors, administrators, successors, and assigns ever had, now have, or may have against any Released Person by reason of his employment and/or cessation of employment with the Company or a Related Employer, or otherwise involving facts that occurred on or before the date on which Employee signed this Release, other than (i) a Claim that the Company has failed to pay Employee a payment described in or contemplated by the Agreement or has otherwise breached the terms of the Agreement, or (ii) a Claim that the Company has failed to pay Employee any vested benefits to which he is entitled under a plan or program of the Company or a Related Employer (collectively, “Excluded Claims”).  Claims, other than Excluded Claims, are hereafter referred to a “Released Claims.”  Employee gives this Release regardless of whether the Released Claims are known or unknown.  Such Released Claims include, without limitation, any and all Claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules, and regulations pertaining to employment, as well as any and all claims under state contract or tort law including, but not limited, to those based on allegations of wrongful discharge, breach of contract, promissory estoppel, defamation, and infliction of emotional distress.

3.             Employee hereby covenants not to sue or commence or maintain any action or proceeding against any Released Person, none of whom admit any liability, as to any Released Claim.  Employee hereby agrees that if he hereafter institutes or maintains an action against any Released Person with respect to a Released Claim, and it is determined in such action that a claim or claims brought by Employee in such action is barred by this Release, he will pay the Released Person for all costs and expenses, including attorneys’ fees, incurred in defending against such claims.  Employee understands that this Release is final and binding, except as expressly provided herein.  Nothing herein shall (i) prevent Employee from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission (“EEOC”), (ii) prevent Employee from participating in any investigation or proceeding conducted by the EEOC, or (iii) establish a condition precedent or other barrier to exercising the aforesaid rights.  While Employee has a right to participate in any such investigation, he understands that he is waiving his right to any monetary recovery arising from any investigation or pursuit of a claim on his behalf.  Employee acknowledges that he has the right to file a charge alleging a violation of the ADEA with any administrative agency and/or to challenge the validity of the waiver and release of any claim that he may have under the ADEA without either (i) repaying the Company the amounts paid to him as a result of this Release or (ii) paying the Company any other monetary amounts (such as attorneys’ fees and damages).

4.             Employee agrees that if this Release is ever held to be invalid or unenforceable (in whole or in part) as to any particular type of claim or as to any particular circumstance, it shall remain fully valid and enforceable as to all other claims and circumstances.

5.             Except as permitted by paragraph 3, Employee represents that he has not filed, and will not hereafter file, any lawsuit against any Released Person relating to his employment and/or cessation of employment with the Company or any Related Employer, or otherwise involving facts that occurred on or before the date on which he signed this Release, other than with respect to any Excluded Claim.  Employee further understands and agrees that, other than as provided under paragraph 3, if he commences, continues, joins in, or in any other manner attempts to assert any lawsuit released herein against a Released Person with regard to a Released Claim, or otherwise violates the terms of this Release, he shall be required to return all severance payments paid to him by the Company pursuant to Employee Severance Agreement (together with interest thereon), and he agrees to reimburse the Released Person for all attorneys’ fees and expenses incurred by it in defending against such a lawsuit, provided that the right to receive such payments is without prejudice to the Released Person’s other rights hereunder.

6.             Employee understands and agrees that the Company’s payments to him and the signing of this Release do not in any way indicate that he has any viable Claims against the a Released Person or that any Released Person admits any liability to him whatsoever.

7.             Employee has read this Release carefully, has been given at least 21 days to consider all of its terms, has been advised to consult with an attorney and any other advisors of his choice, and fully understands that by signing below he is giving up any right that he may have to sue or bring any Claims (other than the Excluded Claims) against a Released Person.  Employee has not been forced or pressured in any manner whatsoever to sign this Release, and he agrees to all of its terms voluntarily.

8.             Employee understands that he has seven days from the date on which he signed this Release below to revoke this Release by notifying the Company of his revocation, that this Release will not become effective until the eighth day following the date on which he has signed this Release, and that if he revokes this Release within such period, Employee Severance Agreement shall be void.

9.             Employee understands and agrees that this Release will be governed by the internal laws of the State of Minnesota, without regard to conflict of law principles, to the extent not preempted by federal law.

Date	(Signature)

Roy K. Malkin